Exhibit 99.1

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Karyopharm Reports Second Quarter 2022 Financial Results and Highlights Recent Company Progress

– Achieved Second Quarter 2022 Total Revenue of $39.7 Million, Up 76% Versus Second Quarter 2021;

XPOVIO® (selinexor) Net Product Revenue of $29.0 Million, a 44% Increase Over Q2 2021 –

– Received Full Marketing Authorization from the European Commission Expanding Indication for NEXPOVIO® (selinexor) for Treatment of Adults with Multiple Myeloma Who Have Received at Least One Prior Therapy –

– Clinical Updates from Phase 1/2 Study of Selinexor in Combination with Ruxolitinib in Treatment-Naïve Myelofibrosis and Interim Data from Phase 2 Study Evaluating Eltanexor in Relapsed/Refractory MDS Expected in 2H 2022 –

– Company Provides Full Year 2022 Total Revenue Guidance of $155 Million to $165 Million Including Revised XPOVIO Net Product Revenue of $120 Million to $130 Million and non-GAAP R&D and SG&A Expense Guidance of $250 Million to $265 Million; Re-iterates Cash Runway to Early 2024 –

– Conference Call Scheduled for Today at 8:00 a.m. ET –

NEWTON, Mass. – August 4, 2022 – Karyopharm Therapeutics Inc. (Nasdaq:KPTI), a commercial-stage pharmaceutical company pioneering novel cancer therapies, today reported business highlights and financial results for the quarter ended June 30, 2022.

“I’m pleased with our team’s ongoing commitment to successfully execute against key priorities in the second quarter, achieving more than 75% year-over-year revenue growth and further expanding patient access for selinexor globally following full marketing authorization from the European Commission and recent launches in China and Canada,” said Richard Paulson, President and Chief Executive Officer of Karyopharm. “Despite headwinds caused by COVID-19 at the beginning of the year and increased competition for later lines of multiple myeloma treatment, we continue to see increased use of XPOVIO in earlier lines with growth in the community setting. Looking ahead to the remainder of the year, we have several key upcoming milestones, including reporting additional data from our studies of selinexor in front-line myelofibrosis and eltanexor in relapsing/refractory myelodysplastic syndromes.”

Second Quarter 2022 and Recent Highlights

XPOVIO Commercial Performance

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Achieved U.S. net product revenue for the second quarter of 2022 of $29.0 million, a 44% increase compared to the second quarter of 2021, driven by strong year-over-year growth in new patient starts and refills, with continued shift of XPOVIO into second to fourth lines of therapy.

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In the second quarter of 2022, a recovery in new patient starts as compared to the previous quarter was offset by the decline in refills due to COVID-19 related reduction of new patient starts in the beginning of the year and intensified late-line competition in the academic setting.

•	XPOVIO continued its growth in the community setting, driven by a positive shift in perception and intent to treat metrics.

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Increased selinexor’s reach to patients around the world with the full marketing authorization of NEXPOVIO® (selinexor) in Europe, which expands the indication in multiple myeloma to patients with multiple myeloma after at least one prior therapy as well as commercial launches in mainland China and Canada by partners Antengene Corporation Limited and FORUS Therapeutics Inc., respectively.

Research & Development (R&D) Highlights for Selinexor and Eltanexor

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European Commission granted marketing authorization of NEXPOVIO® in combination with once weekly bortezomib (Velcade®) and low-dose dexamethasone (XVd) for the treatment of adults with multiple myeloma who have received at least one prior therapy, expanding on the prior approval which was in combination with dexamethasone for the treatment of multiple myeloma in adult patients who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, two immunomodulatory agents and an anti-CD38 monoclonal antibody, and who have demonstrated disease progression on the last therapy.

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Results from Phase 1/2 study of selinexor in combination with ruxolitinib in treatment-naïve myelofibrosis were presented at the American Society of Clinical Oncology (ASCO) 2022 Annual Meeting, including a generally manageable side effect profile with no dose limiting toxicities and 75% of evaluable patients demonstrating ≥35% spleen volume reduction (SVR 35) at week 12. The most commonly reported Grade 3/4 treatment emergent adverse events were thrombocytopenia (27%), anemia (20%) and neutropenia (20%). These data were also presented at the European Hematology Association 2022 Hybrid Congress.

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Following productive discussions with the U.S. Food and Drug Administration (FDA), the Company is finalizing a partner for a companion diagnostic to be used in a registration-enabling study of selinexor in patients with p53 wild-type endometrial cancer.

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FDA granted fast track designation for the development program of eltanexor as monotherapy for the treatment of patients with relapsed or refractory intermediate, high-, or very high-risk myelodysplastic syndromes (MDS), per IPSS-R. In addition, the FDA also granted eltanexor orphan drug designation for the treatment of MDS and selinexor for the treatment of myelofibrosis.

•	The European Commission granted EU orphan medicinal product designation for eltanexor for the treatment of MDS.

2022 Financial Guidance

Based on its current operating plans, Karyopharm is updating its guidance for full year 2022:

•	Total revenue to be in the range of $155 million to $165 million.

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•	XPOVIO net product revenue to be in the range of $120 million to $130 million versus previous guidance of $135 million to $145 million.

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Non-GAAP R&D and Selling, general and administrative (SG&A) expenses, excluding stock-based compensation expense, to be in the range of $250 million to $265 million versus previous guidance of $265 million to $280 million.

Karyopharm has not reconciled the full year 2022 outlook for non-GAAP R&D and SG&A expenses to full year 2022 outlook for GAAP R&D and SG&A expenses because Karyopharm cannot reliably predict without unreasonable efforts the timing or amount of the factors that substantially contribute to the projection of stock compensation expense, which is excluded from the full year 2022 outlook for non-GAAP R&D and SG&A expenses.

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The Company continues to expect that its existing cash, cash equivalents and investments, and the revenue it expects to generate from XPOVIO product sales, as well as revenue generated from its license agreements, will be sufficient to fund its planned operations into early 2024.

Second Quarter 2022 Financial Results

Total Revenues: Total revenue for the second quarter of 2022 was $39.7 million, up 76% compared to $22.6 million for the second quarter of 2021.

Net product revenue: Net product revenue for the second quarter of 2022 was $29.0 million, up 44% compared to $20.2 million for the second quarter of 2021.

License and other revenue: License and other revenue for the second quarter of 2022 was $10.7 million, compared to $2.4 million for the second quarter of 2021. The increase was primarily attributable to $6.5 million earned in reimbursement of development expenses from the Menarini Group.

Cost of sales: Cost of sales for the second quarter of 2022 were $0.9 million, compared to $1.1 million for the second quarter of 2021. Cost of sales reflects the costs of XPOVIO units sold and third-party royalties on net product revenue.

R&D expenses: R&D expenses for the second quarter of 2022 were $44.3 million, compared to $34.0 million for the second quarter of 2021. The increase was primarily driven by an increase in personnel costs and stock-based compensation, including $3.8 million of severance-related stock-based compensation expense incurred during the three months ended June 30, 2022.

SG&A expenses: SG&A expenses for the second quarter of 2022 were $37.3 million, compared to $36.5 million for the second quarter of 2021. The increase in SG&A expenses was primarily due to an increase in stock-based compensation as a result of $3.5 million of severance-related stock-based compensation expense incurred during the three months ended June 30, 2022.

Interest expense: Interest expense for the second quarter of 2022 was $6.3 million, compared to $5.0 million for the second quarter of 2021.

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Net loss: Karyopharm reported a net loss of $49.1 million, or $0.62 per share, for the second quarter of 2022, compared to a net loss of $53.6 million, or $0.71 per share, for the second quarter of 2021. Net loss included non-cash stock-based compensation expense of $15.1 million and $8.1 million for the second quarters of 2022 and 2021, respectively.

Cash position: Cash, cash equivalents, restricted cash and investments as of June 30, 2022, totaled $172.6 million, compared to $235.6 million as of December 31, 2021.

Non-GAAP Financial Information

Karyopharm uses a non-GAAP financial measure, non-GAAP R&D and SG&A expenses, to provide operating expense guidance. Non-GAAP R&D and SG&A expenses exclude stock-based compensation expense. Karyopharm believes this non-GAAP financial measure is useful to investors because it provides greater transparency regarding Karyopharm’s operating performance as it excludes non-cash stock compensation expense. This non-GAAP financial measure should not be considered a substitute or an alternative to GAAP R&D and SG&A expenses and should not be considered a measure of Karyopharm’s liquidity. Instead, non-GAAP R&D and SG&A expenses should only be used to supplement an understanding of Karyopharm’s operating results as reported under GAAP.

Conference Call Information

Karyopharm will host a conference call today, August 4, 2022, at 8:00 a.m. Eastern Time, to discuss the second quarter 2022 financial results and provide other business highlights. To access the conference call, please dial (888) 349-0102 (local) or (412) 902-4299 (international) at least 10 minutes prior to the start time and ask to be joined into the Karyopharm Therapeutics call. A live audio webcast of the call, along with accompanying slides, will be available under “Events & Presentations” in the Investor section of the Company’s website, http://investors.karyopharm.com/events-presentations. An archived webcast will be available on the Company’s website approximately two hours after the event.

About XPOVIO® (selinexor)

XPOVIO is a first-in-class, oral exportin 1 (XPO1) inhibitor and the first of Karyopharm’s Selective Inhibitor of Nuclear Export (SINE) compounds to be approved for the treatment of cancer. XPOVIO functions by selectively binding to and inhibiting the nuclear export protein XPO1. XPOVIO is approved in the U.S. and marketed by Karyopharm in multiple oncology indications, including: (i) in combination with Velcade® (bortezomib) and dexamethasone (XVd) in patients with multiple myeloma after at least one prior therapy; (ii) in combination with dexamethasone in patients with heavily pre-treated multiple myeloma; and (iii) in patients with diffuse large B-cell lymphoma (DLBCL), including DLBCL arising from follicular lymphoma, after at least two lines of systemic therapy. XPOVIO (also known as NEXPOVIO® in certain countries) has received regulatory approvals in various indications in a growing number of ex-U.S. territories and countries, including but not limited to the European Union, the United Kingdom, China, South Korea, Canada and Israel, and is marketed in those areas by Karyopharm’s global partners.

Please refer to the local Prescribing Information for full details.

Selinexor is also being investigated in several other mid- and late-stage clinical trials across multiple high unmet need cancer indications, including in endometrial cancer and myelofibrosis.

For more information about Karyopharm’s products or clinical trials, please contact the Medical Information department at:

Targeting Disease at the Nuclear Pore

Tel: +1 (888) 209-9326

Email: medicalinformation@karyopharm.com

SELECT IMPORTANT SAFETY INFORMATION

Warnings and Precautions

•	Thrombocytopenia: Monitor platelet counts throughout treatment. Manage with dose interruption and/or reduction and supportive care.

•	Neutropenia: Monitor neutrophil counts throughout treatment. Manage with dose interruption and/or reduction and granulocyte colony-stimulating factors.

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Gastrointestinal Toxicity: Nausea, vomiting, diarrhea, anorexia, and weight loss may occur. Provide antiemetic prophylaxis. Manage with dose interruption and/or reduction, antiemetics, and supportive care.

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Hyponatremia: Monitor serum sodium levels throughout treatment. Correct for concurrent hyperglycemia and high serum paraprotein levels. Manage with dose interruption, reduction, or discontinuation, and supportive care.

•	Serious Infection: Monitor for infection and treat promptly.

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Neurological Toxicity: Advise patients to refrain from driving and engaging in hazardous occupations or activities until neurological toxicity resolves. Optimize hydration status and concomitant medications to avoid dizziness or mental status changes.

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Embryo-Fetal Toxicity: Can cause fetal harm. Advise females of reproductive potential and males with a female partner of reproductive potential, of the potential risk to a fetus and use of effective contraception.

•	Cataract: Cataracts may develop or progress. Treatment of cataracts usually requires surgical removal of the cataract.

Adverse Reactions

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The most common adverse reactions (≥20%) in patients with multiple myeloma who receive XVd are fatigue, nausea, decreased appetite, diarrhea, peripheral neuropathy, upper respiratory tract infection, decreased weight, cataract and vomiting. Grade 3-4 laboratory abnormalities (≥10%) are thrombocytopenia, lymphopenia, hypophosphatemia, anemia, hyponatremia and neutropenia. In the BOSTON trial, fatal adverse reactions occurred in 6% of patients within 30 days of last treatment. Serious adverse reactions occurred in 52% of patients. Treatment discontinuation rate due to adverse reactions was 19%.

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The most common adverse reactions (≥20%) in patients with multiple myeloma who receive Xd are thrombocytopenia, fatigue, nausea, anemia, decreased appetite, decreased weight, diarrhea, vomiting, hyponatremia, neutropenia, leukopenia, constipation, dyspnea and upper respiratory tract infection. In the STORM trial, fatal adverse reactions occurred in 9% of patients. Serious adverse reactions occurred in 58% of patients. Treatment discontinuation rate due to adverse reactions was 27%.

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The most common adverse reactions (incidence ≥20%) in patients with DLBCL, excluding laboratory abnormalities, are fatigue, nausea, diarrhea, appetite decrease, weight decrease, constipation, vomiting, and pyrexia. Grade 3-4 laboratory abnormalities (≥15%) are thrombocytopenia, lymphopenia, neutropenia, anemia, and hyponatremia. In the SADAL trial, fatal adverse reactions occurred in 3.7% of patients within 30 days, and 5% of patients within 60 days of last treatment; the most frequent fatal adverse reactions was infection (4.5% of patients). Serious adverse reactions occurred in 46% of patients; the most frequent serious adverse reaction was infection (21% of patients). Discontinuation due to adverse reactions occurred in 17% of patients.

Use In Specific Populations

Lactation: Advise not to breastfeed.

For additional product information, including full prescribing information, please visit www.XPOVIO.com.

To report SUSPECTED ADVERSE REACTIONS, contact Karyopharm Therapeutics Inc. at 1-888-209-9326 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq: KPTI) is a commercial-stage pharmaceutical company pioneering novel cancer therapies. Since its founding, Karyopharm has been an industry leader in oral Selective Inhibitor of Nuclear Export (SINE) compound technology, which was developed to address a fundamental mechanism of oncogenesis: nuclear export dysregulation. Karyopharm’s lead SINE compound and first-in-class, oral exportin 1 (XPO1) inhibitor, XPOVIO® (selinexor), is approved in the U.S. and marketed by the Company in three oncology indications and has received regulatory approvals in various indications in a growing number of ex-U.S. territories and countries, including Europe and the United Kingdom (as NEXPOVIO®) and China. Karyopharm has a focused pipeline targeting multiple high unmet need cancer indications, including in multiple myeloma, endometrial cancer, myelodysplastic syndromes and myelofibrosis. For more information about our people, science and pipeline, please visit www.karyopharm.com, and follow us on Twitter at @Karyopharm and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding Karyopharm’s financial guidance for full year 2022; Karyopharm’s expected cash runway; the ability of selinexor or eltanexor to treat patients with multiple myeloma, diffuse large B-cell lymphoma, solid tumors and other diseases; and expectations related to future clinical development and potential regulatory submissions of selinexor or eltanexor. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm’s control, that may cause actual events or results to differ materially from Karyopharm’s current expectations. For example, there can be no guarantee that Karyopharm will successfully commercialize XPOVIO or that any of Karyopharm’s drug candidates, including selinexor and eltanexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm’s drug candidates will continue. Further, there can be no guarantee that any positive developments in the development or commercialization of Karyopharm’s drug candidate portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a

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number of other factors, including the following: the risk that the COVID-19 pandemic could disrupt Karyopharm’s business more severely than it currently anticipates, including by negatively impacting sales of XPOVIO, interrupting or delaying research and development efforts, impacting the ability to procure sufficient supply for the development and commercialization of selinexor or other product candidates, delaying ongoing or planned clinical trials, impeding the execution of business plans, planned regulatory milestones and timelines, or inconveniencing patients; the adoption of XPOVIO in the commercial marketplace, the timing and costs involved in commercializing XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; the ability to obtain and retain regulatory approval of XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; Karyopharm’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical studies; the ability of Karyopharm or its third party collaborators or successors in interest to fully perform their respective obligations under the applicable agreement and the potential future financial implications of such agreement; Karyopharm’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development or regulatory approval of drug candidates by Karyopharm’s competitors for products or product candidates in which Karyopharm is currently commercializing or developing; and Karyopharm’s ability to obtain, maintain and enforce patent and other intellectual property protection for any of its products or product candidates. These and other risks are described under the caption “Risk Factors” in Karyopharm’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, which was filed with the Securities and Exchange Commission (SEC) on May 5, 2022, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

XPOVIO® and NEXPOVIO® are registered trademarks of Karyopharm Therapeutics Inc. Any other trademarks referred to in this release are the property of their respective owners.

Contacts

Investors:

Elhan Webb, CFA

Senior Vice President, Investor Relations

617.658.0600 | elhan.webb@karyopharm.com

Media:

Sarah Connors

Vice President, Corporate Communications

617.658.0600 | sarah.connors@karyopharm.com

Targeting Disease at the Nuclear Pore

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Product revenue, net	$29,010	$20,179	$57,310	$41,910
License and other revenue	10,669	2,422	30,039	3,951

Total revenues	39,679	22,601	87,349	45,861

Operating expenses:
Cost of sales	939	1,138	2,365	2,071
Research and development	44,309	33,981	86,371	71,031
Selling, general and administrative	37,339	36,530	76,107	74,180

Total operating expenses	82,587	71,649	164,843	147,282

Loss from operations	(42,908)	(49,048)	(77,494)	(101,421)
Other income (expense):
Interest income	293	165	367	429
Interest expense	(6,313)	(5,001)	(12,997)	(10,096)
Other (expense) income, net	(13)	436	(86)	375

Total other expense, net	(6,033)	(4,400)	(12,716)	(9,292)

Loss before income taxes	(48,941)	(53,448)	(90,210)	(110,713)
Income tax provision	(121)	(134)	(251)	(283)

Net loss	$(49,062)	$(53,582)	$(90,461)	$(110,996)

Net loss per share—basic and diluted	$(0.62)	$(0.71)	$(1.15)	$(1.48)

Weighted-average number of common shares outstanding used in net loss per share—basic and diluted	79,651	75,189	78,616	74,863

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KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	June 30, 2022	December 31, 2021
Assets
Cash, cash equivalents and investments	$170,846	$228,615
Restricted cash	1,777	6,986
Accounts receivable	23,479	22,497
Other assets	60,376	47,207

Total assets	$256,478	$305,305

Liabilities and stockholders’ deficit
Convertible senior notes	$169,693	$169,293
Deferred royalty obligation	132,998	132,998
Other liabilities	70,125	82,687

Total liabilities	372,816	384,978

Total stockholders’ deficit	(116,338)	(79,673)

Total liabilities and stockholders’ deficit; 79,798 and 75,746 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	$256,478	$305,305